March 1, 2007

Twin Disc, Incorporated
1328 Racine Street
Racine, Wisconsin 5340311208
Attention: Mr. Christopher J. Eperjesy

                         Re: Amendment No. 1 to Note Agreement

Ladies and Gentlemen:

     This letter amendment (this “Letter”) makes reference to that certain Note Agreement, dated as of April 10, 2006 (the “Note Agreement”), among The Prudential Insurance Company of America, Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey, Security Benefit Life Insurance Company, Inc., American Skandia Life Assurance Corporation, Mutual of Omaha Insurance Company (collectively, the “Holders” and each, a “Holder”) and Twin Disc, Incorporated, a Wisconsin corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Agreement, as amended hereby.

     The Company has requested that the Holders amend the Note Agreement to permit the consolidation of certain of its Italian subsidiaries to achieve certain organizational efficiencies and tax savings and, in connection with such consolidation, a temporary increase to the maximum Indebtedness under the Credit Agreement permitted under the Note Agreement, as more particularly set forth below. The Company has further requested that the Holders amend the Note Agreement to increase the maximum expenditures for fixed and capital assets permitted under the Note Agreement for the fiscal year ending June 30, 2007, also as more particularly set forth below. Subject to the terms and conditions hereof, the Holders are willing to agree to such requests.

     Accordingly, and in accordance with the provisions of paragraph 11C of the Note Agreement, the parties hereto agree as follows:

     SECTION 1. Amendments. Effective upon the Effective Date, the Holders party hereto and the Company agree that the Note Agreement is amended as follows:

1.1 Paragraph 6I of the Note Agreement is amended and restated as follows

     “6I. Capital Expenditures. The Company covenants that it will not, and will not permit any Subsidiary to, make, or enter into any binding agreement to make, expenditures for fixed or capital assets (including expenditures financed with Permitted

Indebtedness) in excess of $17,000,000 in the aggregate for the fiscal year ending June 30, 2007 or in excess of $15,000,000 in the aggregate for any other fiscal year, in each case on a noncumulative basis.”

     1.2 Clause (ii) of the definition of “Permitted Indebtedness” in paragraph 10B of the Note Agreement is amended and restated as follows:

     “(ii) Indebtedness under the Credit Agreement, which Indebtedness shall not exceed (1) $60,000,000 during the period beginning March 7, 2007 and ending March 16, 2007, provided that any and all Indebtedness outstanding under the Credit Agreement in excess of $35,000,000 during such period is loaned to Twinsa to complete the Italian Restructuring and, concurrently with the making of such loan or promptly thereafter, the Company shall complete the Italian Restructuring, and (2) $40,000,000 at any other time, provided that all Indebtedness permitted under this clause (ii) is unsecured;”

     1.3 Paragraph 10B is amended by adding the following definition in alphabetical order:

     “Italian Restructuring” shall mean, collectively, the following: a sale by the Company to Twin Disc Technodrive Srl, an Italian corporation (“Technodrive”) of the stock of three of the Company’s wholly owned European subsidiaries: B.C.S. Srl, an Italian corporation (“BCS”), B.C.S. Service Srl, an Italian corporation (“BCS Service”) and Vetus Italia Srl, an Italian corporation, (“Vetus”) for an aggregate purchase price for the stock of the three companies of €16,715,000. The stock purchase would be funded by a loan, in an amount not to exceed €16,715,000, from the Company to Twinsa. Twinsa would, in turn, lend these funds to Technodrive to complete the stock purchase from the Company. Twinsa would deliver to the Company its promissory note in the aggregate amount of €16,715,000, and Technodrive would deliver its promissory note to Twinsa for such amount, in each case representing a purchase price of €12,285,000 for BCS, €75,600 for BCS Service and €4,354,400 for Vetus. Technodrive, BCS, BCS Service and Twin Disc Srl, an Italian corporation, would be consolidated and merged into a single corporation, with Technodrive being the surviving corporation. Technodrive would then be renamed “Twin Disc Srl.” The Italian Restructuring shall all be accomplished pursuant to and in accordance with the written proposal provided by the Company to the holders of the Notes on February 5, 2007.

“Twinsa” shall mean Twin Disc International, S.A., an Italian corporation.

     1.4 Notwithstanding anything in the Note Agreement to the contrary, the Italian Restructuring shall not be considered for purposes of determining the Company's compliance with paragraphs 6B (Indebtedness), 6D (Disposition of Assets), 6E (Investments) and 6G (Transactions with Affiliates) of the Note Agreement.

     SECTION 2. Effectiveness. The amendments in Section 1 of this Letter shall become effective on the date (the “Effective Date”) of satisfaction of the following:

     (a) Receipt by each Holder party hereto of counterparts of this Letter executed by the Company and the Holders;

     (b) Receipt by each Holder of a copy of an amendment under the Credit Agreement, providing for a temporary increase in the Revolving Credit Commitment (as defined in the Credit Agreement) from $35,000,000 to $60,000,000 for the period beginning March 7, 2007 and ending March 16, 2007, and amending the Credit Agreement consistent with the amendments set forth herein and otherwise in form and substance satisfactory to the Holders, executed by the Company and the Bank, and such amendment shall be in full force and effect; and

     (c) All corporate and other proceedings in connection with the transactions contemplated by this Letter shall be satisfactory to the Required Holders, and each Holder party hereto shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

     SECTION 3. Representations and Warranties. The Company represents and warrants to the Holders that, after giving effect hereto and the consummation of the Italian Restructuring (a) each representation and warranty set forth in paragraph 8 of the Note Agreement is true and correct as of the date of the execution and delivery of this Letter by the Company with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date), (b) no Event of Default or Default exists and (c) neither the Company nor any of its Subsidiaries has paid or agreed to pay, and neither the Company nor any of its Subsidiaries will pay or agree to pay, any fees or other consideration to any Person in connection with the amendment referenced in Section 2(b) hereof.

     SECTION 4. Reference to and Effect on Note Agreement. Upon the effectiveness of the amendments made in this Letter, each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as modified by this Letter. Except as specifically set forth in Section 1 hereof, the Note Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. The Company hereby represents and warrants that all necessary or required consents to this Letter have been obtained and are in full force and effect. Except as specifically stated in Section 1 of this Letter, the execution, delivery and effectiveness of this Letter shall not (a) amend the Note Agreement or any Note, (b) operate as a waiver of any right, power or remedy of the holder of any Note, or (c) constitute a waiver of, or consent to any departure from, any provision of the Note Agreement or any Note at any time. The execution, delivery and effectiveness of this Letter shall not be construed as a course of dealing or other implication that any Holder has agreed to or is prepared to grant any amendments to the Note Agreement or any Note in the future, whether or not under similar circumstances.

     SECTION 5. Expenses. The Company hereby confirms its obligations under the Note Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by any Holder, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by the Holders in connection with this Letter or the transactions contemplated hereby, in enforcing any rights under this Letter, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Letter or the transactions contemplated hereby. The obligations of the Company under this Section 5 shall survive transfer by any Holder of any Note and payment of any Note.

     SECTION 6. Governing Law. THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE WHICH WOULD OTHERWISE CAUSE THIS LETTER TO BE CONSTRUED OR ENFORCED OTHER THAN IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

     SECTION 7. Counterparts; Section Titles. This Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Letter. The section titles contained in this Letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

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Very truly yours,

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: ___________________________________
               Vice President

PRUCO LIFE INSURANCE COMPANY

By: ___________________________________
              Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By: ___________________________________
             Vice President

SECURITY BENEFIT LIFE INSURANCE COMPANY, INC.

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By: __________________________________
Vice President

Signature Page to
Amendment No. 1

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

By:	Prudential Investment Management, Inc.,
as investment manager

By: ______________________________
Vice President

MUTUAL OF OMAHA INSURANCE COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By: _______________________________
Vice President

Signature Page to Amendment No. 1

THE LETTER IS AGREED TO AND ACCEPTED BY:

TWIN DISC, INCORPORATED

By: ______________________________

Name: ___________________________

Title: ____________________________

Signature Page to Amendment No. 1